Exhibit 99.1

News Release

QEP Resources, Inc.
1050 17th Street, Suite 500
Denver, CO 80265

April 24, 2012
NYSE:  QEP
Contact:  Scott Gutberlet
Phone:  303-672-6988

QEP RESOURCES REPORTS 2012 FIRST QUARTER ADJUSTED EBITDA
OF $345.7 MILLION AND PRODUCTION OF 74.2 BCFE

DENVER — QEP Resources, Inc. (NYSE:  QEP) reported Adjusted EBITDA (a non-GAAP measure) of $345.7 million for the first quarter of 2012 compared to $305.8 million in the first quarter of 2011, a 13% increase.  Factors driving QEP Resources results included 13% higher total net production, 113% higher oil and NGL production, and a 7% increase in net realized crude oil prices at QEP Energy, combined with a 75% increase in gas processing margins at QEP Field Services.

ADJUSTED EBITDA BY SUBSIDIARY

	Three Months Ended March 31,
	2012	2011	Change
	(in millions)
QEP Energy	$260.8	$242.0	8%
QEP Field Services	84.3	61.4	37%
QEP Marketing and other	0.6	2.4	-75%
Total Adjusted EBITDA (1)	$345.7	$305.8	13%

(1)	See attached schedule for a reconciliation of Adjusted EBITDA to net income.

QEP Resources net income during the first quarter of 2012 was $155.2 million, or $0.87 per diluted share, compared to $73.2 million, or $0.41 per diluted share in the first quarter of 2011.  Excluding changes in unrealized gains and losses on derivative contracts and gains from asset sales, QEP Resources adjusted net income (a non-GAAP measure) was $73.7 million or $0.41 per diluted share in the first quarter of 2012 compared to $53.6 million or $0.30 per diluted share in the first quarter of 2011.

NET INCOME BY SUBSIDIARY (1)

	Three Months Ended March 31,
	2012	2011	Change
	(in millions, except per share amounts)
QEP Energy	$108.1	$43.1	151%
QEP Field Services (2)	45.4	28.0	62%
QEP Marketing and other	1.7	2.1	-19%
NET INCOME	$155.2	$73.2	112%

Net income per diluted share	$0.87	$0.41
Weighted-average diluted shares	178.5	178.3

(1)
Through December 31, 2011, QEP designated most of its natural gas, oil and NGL derivative contracts as cash flow hedges, whose unrealized fair value gains and losses were recorded to accumulated other comprehensive income on QEP’s balance sheet.  Effective January 1, 2012, the Company elected to de-designate all of its natural gas, oil and NGL derivative contracts that had previously been designated as cash flow hedges, and elected to discontinue hedge accounting prospectively.  During the first quarter of 2012, realized and unrealized gains and losses from the change in market value are recorded into earnings and are shown below operating income on the Condensed Consolidated Income Statement.  Conversely, during the first quarter of 2011, the realized gains and losses on derivative contract settlements were included in each respective revenue category on the Condensed Consolidated Income Statement and the unrealized gains and losses on derivative contracts that were designated as hedges were recorded in accumulated other comprehensive income.

(2)	Net income represents amounts attributable to QEP Resources after deducting non-controlling interest.

“Against a backdrop of rapidly declining natural gas prices, QEP Resources continued to focus on successful execution across our diverse asset portfolio,” said Chuck Stanley, President and CEO.  “In this environment, capital allocation becomes especially critical to the continued profitable growth of our company.  QEP Energy production in the first quarter of 2012 was up 13% from the same period last year, driven by strong results from the Pinedale Anticline play, combined with significant contribution from new wells in western Oklahoma and the Williston Basin.  With close to 90% of QEP Energy capital directed to higher-margin oil and liquids-rich gas plays, we grew oil and NGL production 113% in the first quarter of 2012 compared to the first quarter of 2011.  For the full year, we expect oil and NGLs to comprise over 20% of total QEP Energy production compared to 14% in 2011.  As a result of the increase in crude oil and NGL production, 50% of QEP Energy’s field-level production revenues during the first quarter of 2012 came from liquids.  Our midstream business, QEP Field Services, also had an excellent first quarter, thanks to a combination of strong operating results and attractive gas processing margins.  Our new Blacks Fork II plant continues to perform well, and the midstream team is now focused on new projects to drive growth for the remainder of 2012 and beyond,” Stanley added.

Financial and Operating Results

QEP Energy
●
Natural gas, oil and NGL net production increased to 74.2 billion cubic feet of natural gas equivalent (Bcfe) in the first quarter of 2012 compared to 65.9 Bcfe in 2011.  Crude oil and NGL comprised 20% of reported production volumes in the first quarter of 2012, up from 10% of total production in the first quarter of 2011.

●
Adjusted EBITDA increased 13% compared to the first quarter of 2011, driven by a 13% increase in production and a 7% increase in net realized crude oil prices, partially offset by a 13% decrease in net realized natural gas prices and a 13% decrease in net realized NGL prices.

●
Net realized natural gas prices averaged $4.15 per thousand cubic feet (Mcf), compared to $4.77 per Mcf in the first quarter of 2011.  Field-level natural gas prices in the first quarter of 2012 were $2.71 per Mcf compared to $4.06 per Mcf in the first quarter of 2011.  Natural gas related derivative settlements contributed $85.7 million in the first quarter of 2012 ($1.44 per Mcf) compared to $42.0 million in the 2011 first quarter ($0.71 per Mcf).

●	Net crude oil and NGL revenues increased 98% compared to the first quarter of 2011 and represented approximately 50% of field-level production revenues.
●
Net realized crude oil prices averaged $88.47 per barrel, up 7% compared to the first quarter of 2011.  Oil related derivative settlements contributed a loss of $2.7 million in the 2012 first quarter ($2.20 per bbl).

●
Net realized NGL prices averaged $41.21 per barrel, down 13% compared to the first quarter of 2011.  NGL related derivative settlements contributed $0.4 million ($0.34 per bbl) in the first quarter of 2012.

●
Capital investment (on an accrual basis) in the first quarter of 2012 was $293.0 million, comprised of $291.6 million in drilling and completion and other expenditures (including $0.1 million of dry hole exploration expense) and $1.4 million in property acquisition costs.

QEP Field Services
●	Adjusted EBITDA increased 37% compared to the first quarter of 2011, driven by a 75% increase in processing margin. Net income was $45.4 million, up 62% compared to the first quarter of 2011.
●	Capital investment (on an accrual basis) in the first quarter of 2012 to expand capacity at its gathering, processing and treating facilities totaled $47.2 million.

QEP Resources
●
During the first quarter of 2012, the Company issued $500.0 million of 5.375% Senior Notes due October 2022.  The proceeds from the Senior Notes were used to pay down the Company’s revolving credit facility.

QEP Resources 2012 Adjusted EBITDA and Production guidance remains unchanged

Despite the continued decline in 2012 natural gas prices, QEP expects 2012 Adjusted EBITDA to range from $1,350 million to $1,450 million and QEP Energy 2012 production to range from 305 to 310 Bcfe, unchanged from previous guidance.
The company’s guidance assumes commodity derivative positions in place on the date of this release and other assumptions summarized in the table below:

Guidance and Assumptions

2012
	Current Forecast	Previous Forecast
QEP Resources Adjusted EBITDA (millions)	$1,350 - $1,450	$1,350 - $1,450
QEP Energy capital investment (millions)	$1,165 - $1,315	$1,116 - $1,266
QEP Field Services capital investment (millions)	$170	$170
QEP Marketing capital investment (millions)	$1	-
Corporate capital investment (millions)	$14	$14
Total QEP Resources capital investment (millions)	$1,350 - $1,500	$1,300 - $1,450
QEP Energy production - Bcfe	305 - 310	305 - 310
NYMEX gas price per MMBtu (1)	$2.00 - $3.00	$2.00 - $3.00
NYMEX crude oil price per bbl (1)	$90.00 - $100.00	$90.00 - $100.00
NYMEX/Rockies basis differential per MMBtu (1)	$0.20 - $0.15	$0.20 - $0.15
NYMEX/Midcontinent basis differential per MMBtu (1)	$0.20 - $0.15	$0.20 - $0.15

(1)   For remaining 2012 un-hedged volumes.

In response to current commodity prices, the company has decreased capital directed to its only dry gas development area, the Haynesville Shale, and plans to allocate 89% of the QEP Energy 2012 capital investment to higher return projects including Pinedale, Uinta Basin Red Wash Lower Mesaverde and Woodford “Cana” liquids-rich gas plays, and oil-directed drilling in the Bakken, Uinta Basin, Powder River Basin and Midcontinent plays.  QEP Resources now forecasts 2012 total capital investment of $1,350 million – $1,500 million, a $50 million increase over prior guidance.  QEP Field Services forecast capital investment is unchanged from the prior guidance. The increase in forecasted QEP Energy capital investment is due to:  1) an increase in the number of forecasted net completed Bakken wells with the addition of a 4th drilling rig to the program and an increase in average well costs due to Williston Basin inflation pressures; 2) additional horizontal oil-directed drilling in the TX Panhandle and Western OK in response to continued success; and 3) the addition of a drilling rig in the Uinta Basin to drill horizontal and vertical oil wells.
Approximately 70% of QEP Energy’s forecasted natural gas production, 56% of forecasted oil production and 17% of forecasted NGL production for 2012 is subject to commodity derivatives.  On a natural gas equivalent basis, the company has approximately 66% of its forecasted remaining production for 2012 subject to commodity derivatives.  A table with details of the company’s positions is included at the end of this release.

QEP Energy Results

QEP Energy’s 2012 first quarter production increased 13% to 74.2 Bcfe compared to 65.9 Bcfe in the first quarter of 2011.  The Southern Region contributed 55% of the first quarter 2012 total production compared to 59% in the first quarter of 2011.

QEP Energy - Production by Major Area

	Three Months Ended March 31,
	2012	2011	Change
	(in Bcfe)
Southern Region
Haynesville/Cotton Valley	28.0	28.3	-1%
Midcontinent	12.6	10.5	20%
Total Southern Region	40.6	38.8	5%

Northern Region
Pinedale Anticline	22.2	16.2	37%
Uinta Basin (1)	4.6	6.4	-28%
Rockies Legacy	6.8	4.5	51%
Total Northern Region	33.6	27.1	24%

Total production	74.2	65.9	13%

(1)   Includes 1.6 Bcfe in Q1 2011 from prior periods due to a change in ownership interest in a federal unit.

QEP Energy - Commodity Prices (1)

	Three Months Ended March 31,
	2012 (2)	2011 (3)	Change
Natural gas (per Mcf)
Average field-level price	$2.71	$4.06
Commodity derivative impact	1.44	0.71
Net realized price	$4.15	$4.77	-13%
Oil (per bbl)
Average field-level price	$90.67	$82.57
Commodity derivative impact	(2.20)	-
Net realized price	$88.47	$82.57	7%
NGL (per bbl)
Average field-level price	$40.87	$47.54
Commodity derivative impact	0.34	-
Net realized price	$41.21	$47.54	-13%

(1)
Recast to reflect exclusion of natural gas, oil and NGL transportation and other handling costs.  During the year ended December 31, 2011, QEP revised its reporting of transportation and handling costs to reflect revenues in accordance with industry practice and GAAP.  Transportation and handling costs, previously netted against revenues, have been recast on the Condensed Consolidated Income Statement from revenues to “Natural gas, oil and NGL transportation and other handling costs” for the 2011 periods presented herein.  The impact of this revision had no effect on net income or Adjusted EBITDA.

(2)
Commodity derivative impact was reported below operating income in “Realized and unrealized gains on commodity derivative instruments” beginning January 1, 2012 in the Condensed Consolidated Income Statement.

(3)	Commodity derivative impact was reported in “Revenues” in the Condensed Consolidated Income Statement.

QEP Energy - Operating Expenses

	Three Months Ended March 31,
	2012	2011	Change
	(per Mcfe)
Depreciation, depletion and amortization	$2.47	$2.69	-8%
Lease operating expense	0.55	0.51	8%
Natural gas, oil and NGL transportation and other handling costs	0.68	0.66	3%
General and administrative expense	0.44	0.36	22%
Allocated interest expense	0.32	0.30	7%
Production taxes	0.31	0.33	-6%
Total Operating Expenses	$4.77	$4.85	-2%

●
Depreciation, depletion and amortization expense per Mcfe (the DD&A rate) decreased in the first quarter of 2012 compared to the first quarter of 2011 primarily as the result of booking NGL reserves associated with the fee-based processing agreement entered into between QEP Energy and QEP Field Services for QEP Energy’s Pinedale production, increased percentage of production from lower DD&A pools, and impairments taken in the fourth quarter of 2011.

●
Lease operating expense per Mcfe increased in the first quarter of 2012 compared to the first quarter of 2011 as a result of increased production volumes in higher cost areas.  Growing production from oil plays with higher lease operating expense increased average per Mcfe lease operating expense.

●
Natural gas, oil and NGL transportation and other handling costs per Mcfe were 3% higher in the first quarter of 2012 than in the first quarter of 2011.  The increase per Mcfe in the first quarter of 2012 was due to a 13% increase in production.

●
General and administrative (G&A) expense per Mcfe increased in the first quarter of 2012 primarily related to $2.7 million of costs associated with consolidating Southern Region operations into the Tulsa office and higher employee compensation and benefits expenses.

●	Production taxes per Mcfe decreased in the first quarter of 2012 compared to the first quarter of 2011 as the result of lower field-level natural gas and NGL prices.

QEP Energy Operations Update

QEP anticipates 110 new Pinedale completions in 2012

At the Pinedale Anticline field in western Wyoming, QEP anticipates operating 6 drilling rigs and completing 110 wells in 2012.  The company suspends Pinedale completion operations during the coldest months of the winter (generally from December through mid-March).  Completion operations re-commenced in early March and year-to-date, QEP has completed and turned to sales 23 new wells with an average working interest of 70%.  QEP currently has 41 wells drilled and cased and waiting on completion.  Drilling and completion efficiencies have allowed QEP to maintain industry-leading average gross completed well costs of $3.9 million per well.  The average drill time from spud to total depth in the first quarter of 2012 was 13.9 days.  During the first quarter of 2012, QEP Pinedale net production averaged 244 MMcfed.  As a result of the fee-based processing agreement entered into between QEP Energy and QEP Field Services effective August 1, 2011, QEP Energy average net equivalent production for the first quarter of 2012 included a significant contribution from liquids (186 MMcf/day, 1,673 Bbl Oil/day and 7,881 Bbl NGL/day).
Slides with maps and other supporting materials referred to in this release are posted on the Company’s website www.qepres.com.  Please refer to slides 5 and 6 for additional Pinedale details.

Bakken/Three Forks oil production growth continues on QEP’s 90,000 acre North Dakota leasehold

In the Williston Basin of North Dakota, QEP has completed and turned to sales 2 new Bakken Formation company-operated wells since the last operations update.  QEP has a 100% working interest in both new wells.  The company operates 32 producing wells in the play (26 Bakken and 6 Three Forks) and has a working interest in 106 producing wells that are operated by others.  During the first quarter of 2012, QEP’s Bakken/Three Forks net production averaged 5,728 Boepd.  QEP has 11 operated wells currently being drilled (including pad wells drilled to intermediate casing) and 2 operated wells waiting on completion.  The company also has interests in 12 outside-operated wells currently being drilled and 9 outside-operated wells that are waiting on completion.  Working interests in the drilling and waiting on completion outside operated wells range from less than 1% to 28%.
The company has 3 rigs currently working in the play.  A fourth rig is expected to commence drilling on QEP leasehold by mid-June.  QEP currently estimates that the average completed well cost for a typical Bakken/Three Forks well (10,000’ average lateral length) will range from $9.7 to $10.4 million in 2012.  Slide 7 shows QEP’s acreage and activity in the Bakken/Three Forks play.

Strong industry activity continues in the Woodford “Cana” Shale play

The company has completed and turned to sales 2 new QEP-operated Woodford “Cana” Shale wells in western Oklahoma since the last update.  The company currently operates 27 Cana producing wells and has working interests in an additional 206 producing Cana wells that are operated by others.  During the first quarter of 2012, QEP net production from the play averaged 51 MMcfed.
QEP has 2 operated wells currently drilling and one operated well waiting on completion and has interests in 4 wells currently being drilled and 16 wells waiting on completion that are operated by others.  Working interests in the drilling and waiting on completion outside operated wells range from less than 1% to 25%. QEP plans to operate 2 to 3 rigs for the balance of 2012 in the liquids-rich gas portion of the core of the Cana play, with the majority of the activity focused on development drilling on 80-acre density.  Slide 8 depicts QEP’s acreage and additional details on the Cana play.

QEP continues development drilling in liquids-rich gas Lower Mesaverde play in Uinta Basin

In the Uinta Basin of eastern Utah, QEP has two operated rigs drilling vertical wells targeting liquids-rich gas stacked sands in the Lower Mesaverde Formation at average drill depths of 11,000 feet.  The company has over 32,000 net acres which it believes are prospective for development of the emerging Red Wash Lower Mesaverde play.  Most of the acreage is within the Red Wash Federal Unit in which QEP owns a 100% working interest.
The company has 33 producing wells in the play.  QEP plans to complete approximately 40 Mesaverde wells in 2012.  The company estimates Mesaverde gross completed well costs should average about $2.2 million with average gross per well estimated ultimate recoveries of 2.3 Bcfe.  Slide 9 depicts QEP’s acreage and additional details on the Lower Mesaverde play.
A third drilling rig has been added in the Uinta Basin to pursue horizontal and vertical oil targets in multiple limestone and sandstone reservoirs within the lower Green River Formation at average drill depths of 5,500 feet.  QEP plans to complete 10 Uinta Basin oil wells in 2012 with an average working interest of 70%.

Granite Wash, Tonkawa and Marmaton horizontal development in the Texas Panhandle and Western Oklahoma

In the Texas Panhandle Granite Wash play, the company has not completed any additional QEP operated horizontal wells in Wheeler County, Texas since the last operations update.  QEP has a working interest in a total of 73 producing horizontal Granite Wash/Atoka Wash wells.  During the first quarter of 2012, net production from this play (vertical and horizontal wells) averaged 43 MMcfed.  The company participated with a working interest in 8 outside-operated Granite Wash wells in the Texas Panhandle that were completed since the last operations update with working interests ranging from less than 2% to 29%.  QEP is also participating in 6 outside-operated wells that are waiting on completion with working interests ranging from 6% to 33%.
In addition, since the last update QEP has drilled and completed 2 Marmaton (average 99% working interest) and one new Tonkawa (73% working interest) horizontal oil wells in western Oklahoma and participated with a working interest in 4 outside operated wells in these plays with working interests ranging from less than 1% to 34%.  QEP currently has one rig running in the combined Granite Wash/Marmaton/Tonkawa plays.  See slide 10 for details on the Granite Wash play.

Reducing rig count in the Haynesville Shale of NW Louisiana

QEP has completed 18 additional company-operated Haynesville wells, since the last update.  In response to low natural gas prices QEP has decreased its operated rig count in the play to one, down from 6 rigs in 2011.  If natural gas prices do not significantly improve, QEP will reduce its operated rig count to zero in the third quarter of 2012 once the spacing unit currently being drilled is fully developed.  QEP-operated gross completed well costs in the first quarter of 2012 averaged $9.1 million.  The company operates 126 producing wells in the play and has a working interest in 125 producing wells that are operated by others.  During the first quarter of 2012, the company’s Haynesville net production averaged 262 MMcfd and Cotton Valley/Hosston net production averaged 46 MMcfd.  QEP net production from the Haynesville play is impacted by the Company’s decision to restrict the flowing rate of Haynesville wells to decrease near-wellbore pressure drawdown.  The Company continues to restrict flow rates to minimize reservoir and propped fracture damage, which should lead to increased ultimate recoverable reserves.  First quarter 2012 volumes were also impacted by a number of wells that were shut in while offset wells were completed.
QEP has one operated well drilling and 2 operated wells waiting on completion.  The Company also participated in 4 outside-operated Haynesville wells that were completed and turned to sales since the last operations update with working interests ranging from less than 1% to 25%.  QEP has a working interest in one outside-operated Haynesville well that is waiting on completion.  Refer to slide 11 for additional information on QEP’s Haynesville activities.

QEP Field Services Results

QEP Field Services first quarter 2012 Adjusted EBITDA increased 37% to $84.3 million compared to $61.4 million in the first quarter of 2011.  Adjusted EBITDA increased for the quarter ended March 31, 2012, primarily due to higher processing margins.

●
In response to growing QEP Energy and third-party demand, QEP Field Services has begun construction on Iron Horse II, a new 150 MMcfd fee-based cryogenic gas processing plant in the Uinta Basin which is anticipated to be operational by early 2013.  Fifty percent of the processing capacity is contracted to a third-party customer with the remaining capacity available to QEP Energy and other potential customers.

●
Long-lead items have been ordered for the new Blacks Fork NGL fractionator (a 10,000 bpd expansion to the existing 5,000 bpd capacity with a mid-2013 completion) and work has also commenced on doubling the existing Blacks Fork rail loading facility.  These two Blacks Fork projects will provide significant marketing options for the growing NGL volumes being produced at Blacks Fork and will enable the potential sale of NGL products into higher valued local and national markets to improve the overall Blacks Fork complex operating margins.

●
Processing margin (total processing plant revenues less plant operating expenses, shrink and transportation) of $45.0 million for the first quarter of 2012 was 75% higher than the $25.7 million generated during the first quarter of 2011.  This increase was primarily due to higher NGL sales volumes as well as increased fee-based processing revenues.  The NGL sales volume totaled 45.2 million gallons, which is a 63% increase compared to the prior year quarter volume of 27.8 million gallons.  The keep-whole processing margin rate of $0.66 per gallon was flat to the keep-whole processing margin rate generated during the first quarter of 2011.  The fee-based processing revenues of $19.0 million in the first quarter of 2012 were 90% higher than the prior year quarter of $10.0 million.

●
Gathering margin (total gathering revenues less gathering related operating expenses) of $43.6 million during the first quarter of 2012 decreased slightly 4%, or $1.6 million, compared to the first quarter of 2011, driven primarily by decreased other gathering revenue related to the elimination of a third-party interruptible processing agreement for certain gas volumes in the Northern Region.  The short-term processing arrangement was in effect during the first quarter of 2011 before the expansion of the Blacks Fork processing plant was put into service in the third quarter of 2011.

●	Approximately 72% of QEP Field Services’ 2012 first quarter net operating revenue was derived from fee-based gathering and processing activities compared to 78% in the 2011 first quarter.

First Quarter 2012 Results Conference Call

QEP Resources management will discuss first quarter 2012 results in a conference call on Wednesday, April 25, 2012 beginning at 11:00 a.m. EDT.  The call can be accessed at www.qepres.com.  A replay of the teleconference will be available on the website immediately after the call through May 9, 2012 by dialing (855) 859-2056 in the U.S. or Canada and (404) 537-3406 for international calls, and then entering passcode 69987602.  In addition, QEP’s First Quarter Operations Update Slides, with updated maps showing QEP’s leasehold and current activity for key operating areas discussed in this release, can be found on the company’s website.

About QEP Resources

QEP Resources, Inc. (NYSE:QEP) is a leading independent natural gas and oil exploration and production company with operations focused in the Rocky Mountain and Midcontinent of the United States.  QEP Resources also gathers, compresses, treats, processes and stores natural gas.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended.  Forward-looking statements can be identified by words such as “anticipates,” “believes,” “forecasts,” “plans,” “estimates,” “expects,” “should,” “will” or other similar expressions.  Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks.  These forward-looking statements include statements regarding:  forecasted Adjusted EBITDA, production and capital investment for 2012 and related assumptions for such guidance; number of rigs planned in operating areas; changes in lease operating expenses; the effects of restricting the flowing rate in the Haynesville Shale; estimated gross completed well costs and average estimated ultimate recoveries per well; QEP being the lowest cost operator in its portion of the Haynesville play; and anticipated growth from new projects of QEP Field Services.  Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to:  the availability of capital; changes in local, regional, national and global demand for natural gas, oil and NGL; natural gas, NGL and oil prices; potential legislative or regulatory changes regarding the use of hydraulic fracture stimulation; impact of new laws and regulations, including the implementation of the Dodd-Frank Act; drilling results; shortages of oilfield equipment, services and personnel; operating risks such as unexpected drilling conditions; weather conditions; changes in maintenance and construction costs and possible inflationary pressures; the availability and cost of credit; and the other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission, including the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.  QEP Resources undertakes no obligation to publicly correct or update the forward-looking statements in this news release, in other documents, or on the Web site to reflect future events or circumstances.  All such statements are expressly qualified by this cautionary statement.

Disclosures regarding Estimated Ultimate Recovery (EUR)
The Securities and Exchange Commission requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or through reliable technology to be economically and legally producible at specific prices and existing economic and operating conditions.  The SEC permits optional disclosure of probable and possible reserves, however QEP has made no such disclosures in our filings with the SEC.  QEP uses certain terms in our periodic news releases and other presentation materials such as “estimated ultimate recovery or “EUR”, “resource potential”, and “net resource potential”.  These estimates are by their nature more speculative than estimates of proved, probable or possible reserves and accordingly are subject to substantially more risks of actually being realized.  The SEC guidelines strictly prohibit us from including such estimates in filings with the SEC.  Investors are urged to closely consider the disclosures about the Company’s reserves in its Annual Report on Form 10-K for the year ended December 31, 2011, and in other reports on file with the SEC.

For more information, visit QEP Resources’ website at: www.qepres.com.

The following table presents remaining 2012 derivative positions as of April 20, 2012:

QEP Energy Hedge Positions - April 20, 2012
				Swaps	Collars
Year	Type of Contract	Index	Total Volumes	Average price per unit	Floor price	Ceiling price
			(in millions)
Natural gas sales (MMbtu)
2012	Swap	NYMEX	57.8	$4.72
2012	Swap	IFPEPL	6.1	4.47
2012	Swap	IFNPCR	65.4	4.69
2012	Swap	IFCNPTE	7.7	2.67
2013	Swap	NYMEX	29.2	3.68
2013	Swap	IFNPCR	65.7	5.66

Oil sales (Bbls)
2012	Swap	NYMEX WTI	1.4	$97.03
2012	Collar	NYMEX WTI	1.1		$87.50	$115.36
2013	Swap	NYMEX WTI	0.2	105.80
Ethane sales (Gals)
2012	Swap	Mt. Belvieu Ethane	11.6	$0.64
Propane sales (Gals)
2012	Swap	Mt. Belvieu Propane	17.3	$1.28

QEP Field Services Hedge Positions - April 20, 2012
Year	Type of Contract	Index	Total Volumes	Average Swap price per unit
			(in millions)
Ethane sales (Gals)
2012	Swap	Mt. Belvieu Ethane	11.6	$0.64
Propane sales (Gals)
2012	Swap	Mt. Belvieu Propane	9.6	$1.35

QEP Marketing Hedge Positions - April 20, 2012
Year	Type of Contract	Index	Total Volumes	Average Swap price per unit
			(in millions)
Natural gas sales (MMbtu)
2012	Swaps	IFNPCR	3.0	$3.24
2013	Swaps	IFNPCR	1.2	4.57
Natural gas purchases (MMbtu)
2012	Swaps	IFNPCR	2.6	$2.37

QEP RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
	2012	2011
	(in millions, except per share amounts)
REVENUES (1) (2)
Natural gas sales	$161.2	$312.6
Oil sales	110.8	63.0
NGL sales	97.4	47.9
Gathering, processing and other	49.8	46.6
Purchased gas and oil sales	184.0	147.8
Total Revenues	603.2	617.9
OPERATING EXPENSES
Purchased gas and oil expense	188.4	146.7
Lease operating expense	40.1	32.8
Natural gas, oil and NGL transportation and other handling costs (1)	34.5	21.7
Gathering, processing and other	23.7	25.2
General and administrative	36.0	31.7
Production and property taxes	24.7	23.7
Depreciation, depletion and amortization	199.2	190.8
Exploration expenses	2.0	2.8
Abandonment and impairment	6.6	5.4
Total Operating Expenses	555.2	480.8
Net gain from asset sales	1.5	-
OPERATING INCOME	49.5	137.1
Realized and unrealized gains on commodity derivative contracts (2)	216.3	-
Interest and other income	1.7	0.6
Income from unconsolidated affiliates	1.9	0.9
Interest expense	(24.7)	(22.1)
INCOME BEFORE INCOME TAXES	244.7	116.5
Income taxes	(88.7)	(42.7)
NET INCOME	156.0	73.8
Net income attributable to noncontrolling interest	(0.8)	(0.6)
NET INCOME ATTRIBUTABLE TO QEP	$155.2	$73.2

Earnings Per Common Share Attributable to QEP
Basic total	$0.87	$0.42
Diluted total	$0.87	$0.41

Weighted-average common shares outstanding
Used in basic calculation	177.4	176.2
Used in diluted calculation	178.5	178.3

(1)
During the fourth quarter of 2011, QEP revised its reporting of transportation and handling costs.  Transportation and handling costs, previously netted against revenues, have been recast on the Condensed Consolidated Income Statement from revenues to “Natural gas, oil and NGL transportation and other handling costs” for the 2011 periods presented herein.

(2)
In addition, on January 1, 2012, QEP discontinued hedge accounting.  During the first quarter of 2012, commodity derivative realized gains and losses from derivative contract settlements were included in “Gain on commodity derivative instruments” on the Condensed Consolidated Income Statement.  Conversely, during the first quarter of 2011, the commodity derivative realized gains and losses on settlements were included in each of the respective revenue categories in the Condensed Consolidated Income Statement, in conjunction with hedge accounting and the realization of the underlying contract.

QEP RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2012	2011
	(in millions)
ASSETS
Current Assets
Cash and cash equivalents	$-	$-
Accounts receivable, net	303.5	397.4
Fair value of derivative contracts	333.8	273.7
Inventories, at lower of average cost or market	-	-
Gas, oil and NGL	10.9	16.2
Materials and supplies	86.6	87.6
Prepaid expenses and other	40.6	43.7
Total Current Assets	775.4	818.6
Property, Plant and Equipment (successful efforts method for gas and oil properties)
Proved properties	8,468.3	8,172.4
Unproved properties, not being depleted	316.0	326.8
Midstream field services	1,510.8	1,463.6
Marketing and other	51.6	49.8
Total Property, Plant and Equipment	10,346.7	10,012.6
Less Accumulated Depreciation, Depletion and Amortization
Exploration and production	3,519.9	3,339.2
Midstream field services	312.2	297.5
Marketing and other	15.5	14.6
Total Accumulated Depreciation, Depletion and Amortization	3,847.6	3,651.3
Net Property, Plant and Equipment	6,499.1	6,361.3
Investment in unconsolidated affiliates	42.6	42.2
Goodwill	59.5	59.5
Fair value of derivative contracts	115.6	123.5
Other noncurrent assets	40.9	37.6
TOTAL ASSETS	$7,533.1	$7,442.7
LIABILITIES AND EQUITY
Current Liabilities
Checks outstanding in excess of cash balances	$58.6	$29.4
Accounts payable and accrued expenses	380.7	457.3
Production and property taxes	43.5	40.0
Interest payable	8.9	24.4
Fair value of derivative contracts	-	1.3
Deferred income taxes	57.6	85.4
Total Current Liabilities	549.3	637.8
Long-term debt	1,673.5	1,679.4
Deferred income taxes	1,554.5	1,484.7
Asset retirement obligations	167.7	163.9
Fair value of derivative contracts	0.1	-
Other long-term liabilities	130.3	124.8

Commitments and contingencies

EQUITY
Common stock	1.8	1.8
Treasury stock	(23.4)	(13.1)
Additional paid-in capital	442.6	431.4
Retained earnings	2,825.1	2,673.5
Accumulated other comprehensive income	161.9	207.9
Total Common Shareholders' Equity	3,408.0	3,301.5
Noncontrolling interest	49.7	50.6
Total Equity	3,457.7	3,352.1
TOTAL LIABILITIES AND EQUITY	$7,533.1	$7,442.7

QEP RESOURCES, INC.
CONSOLIDATED CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2012	2011
	(in millions)
OPERATING ACTIVITIES
Net income	$156.0	$73.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	199.2	190.8
Deferred income taxes	69.1	40.0
Abandonment and impairment	6.6	5.4
Share-based compensation	5.7	7.4
Amortization of debt issuance costs and discounts	1.1	0.8
Dry exploratory well expense	0.1	0.6
Net gain from asset sales	(1.5)	-
Income from unconsolidated affiliates	(1.9)	(0.9)
Distributions from unconsolidated affiliates and other	1.6	1.8
Unrealized gain on derivative contracts	(128.3)	(31.2)
Changes in operating assets and liabilities	20.8	10.9
Net Cash Provided by Operating Activities of Continuing Operations	328.5	299.4
INVESTING ACTIVITIES
Property acquisitions	(1.4)	(22.1)
Property, plant and equipment, including dry exploratory well expense	(336.5)	(320.4)
Proceeds from disposition of assets	3.3	0.9
Net Cash Used in Investing Activities of Continuing Operations	(334.6)	(341.6)
FINANCING ACTIVITIES
Checks outstanding in excess of cash balances	29.2	5.9
Long-term debt issued	500.0	-
Long-term debt issuance costs paid	(6.9)	-
Current portion long-term debt repaid	-	(58.5)
Proceeds from credit facility	120.0	200.0
Repayments of credit facility	(626.0)	(100.0)
Other capital contributions	(6.9)	(0.8)
Dividends paid	(3.6)	(3.5)
Excess tax benefit from share-based compensation	2.0	0.4
Distribution from Questar	-	0.2
Distribution to noncontrolling interest	(1.7)	(1.5)
Net Cash Provided by Financing Activities of Continuing Operations	6.1	42.2
Change in cash and cash equivalents	-	-
Beginning cash and cash equivalents	-	-
Ending cash and cash equivalents	$-	$-

Supplemental Disclosures:
Cash paid for interest	$39.6	$44.2
Cash paid (received) for income taxes	(10.8)	(2.6)
Change in non-cash capital expenditure accruals	(3.5)	27.7

QEP RESOURCES, INC.
OPERATIONS BY LINE OF BUSINESS
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
	(in millions)
Revenues from unaffiliated customers (1)(2)
QEP Energy	$396.8	$396.2
QEP Field Services	93.6	73.3
QEP Marketing and other	112.8	148.4
Total	$603.2	$617.9

Revenues from affiliated companies
QEP Field Services	$26.1	$23.3
QEP Marketing and other	132.3	133.1
Total	$158.4	$156.4

Operating (loss) income (2)
QEP Energy	$(12.9)	$87.9
QEP Field Services	66.0	47.3
QEP Marketing and other	(3.6)	1.9
Total	$49.5	$137.1

Net income attributable to QEP
QEP Energy	$108.1	$43.1
QEP Field Services	45.4	28.0
QEP Marketing and other	1.7	2.1
Total	$155.2	$73.2

(1)
During the fourth quarter of 2011, QEP revised its reporting of transportation and handling costs. Transportation and handling costs, previously netted against revenues, have been recast on the Condensed Consolidated Income Statement from revenues to “Natural gas, oil and NGL transportation and other handling costs” for the 2011 periods presented herein.  In addition, revenues for the three months ended March 31, 2011, reflect the impact of QEP’s settled derivative contracts which during the three months ended March 31, 2012, are reflected below operating income.

(2)
Operating (loss) income in the first quarter of 2012 excludes the impact of realized commodity derivative contract settlements. During the first quarter of 2012 realized gains and losses from realized commodity derivative contract settlements were included below operating income. Conversely, under hedge accounting, realized gains and losses from realized commodity derivative contract settlements were included in operating income during the first quarter of 2011.

	Three Months Ended March 31,
	2012	2011
QEP Energy production volumes
Natural gas (Bcf)	59.5	59.1
Oil (Mbbl)	1,222.5	763.0
NGL (Mbbl)	1,221.7	386.3
Total production (Bcfe)	74.2	65.9
Average daily production (MMcfe)	815.1	732.8
QEP Energy average net realized price
Natural gas (per Mcf)	$4.15	$4.77
Oil (per bbl)	88.47	82.57
NGL (per bbl)	41.21	47.54

Production by major area
QEP Energy - Natural gas (Bcf)
Haynesville/Cotton Valley	27.9	28.2
Midcontinent	8.2	7.7
Pinedale Anticline	17.0	15.4
Uinta Basin	3.3	4.8
Rockies Legacy	3.1	3.0
Total production	59.5	59.1

QEP Energy - Oil (Mbbl)
Haynesville/Cotton Valley	9.4	14.6
Midcontinent	285.9	163.6
Pinedale Anticline	152.3	130.6
Uinta Basin	204.1	225.3
Rockies Legacy	570.8	228.9
Total production	1,222.5	763.0

QEP Energy - NGL (Mbbl)
Haynesville/Cotton Valley	2.4	2.0
Midcontinent	439.5	323.5
Pinedale Anticline	717.1	-
Uinta Basin	21.3	34.3
Rockies Legacy	41.4	26.5
Total production	1,221.7	386.3

QEP Energy - Total Production (Bcfe)
Haynesville/Cotton Valley	28.0	28.3
Midcontinent	12.6	10.5
Pinedale Anticline	22.2	16.2
Uinta Basin	4.6	6.4
Rockies Legacy	6.8	4.5
Total production	74.2	65.9

	Three Months Ended March 31,
	2012	2011
QEP Field Services Gathering Operating Statistics
Natural gas gathering volumes (millions of MMBtu)
For unaffiliated customers	61.0	61.1
For affiliated customers	62.7	57.9
Total gathering	123.7	119.0
Gathering revenue (per MMBtu)	$0.34	$0.33

QEP Field Services Gathering Margin
Gathering	$41.9	$39.4
Other Gathering	11.3	17.7
Gathering (expense)	(9.6)	(11.9)
Gathering Margin	$43.6	$45.2

QEP Field Services Processing Margin
NGL sales	$47.5	$29.5
Realized gains from commodity derivative contract settlements	1.1	-
Processing (fee-based) revenues	16.0	10.0
Other processing fees	3.0	-
Processing (expense)	(3.7)	(2.7)
Processing plant fuel and shrinkage (expense)	(10.1)	(10.2)
Natural gas, oil and NGL transportation and other handling costs	(8.8)	(0.9)
Processing margin	$45.0	$25.7
Frac spread (NGL sales less processing plant fuel and shrinkage less natural gas, oil and NGL transportation and other handling costs)	$29.7	$18.4

QEP Field Services Processing Operating Statistics
Natural gas processing volumes
NGL sales (MMgal)	45.2	27.8
Average net realized NGL sales price (per gal)	$1.07	$1.06
Fee-based processing volumes (in millions of MMBtu)
For unaffiliated customers	28.0	31.4
For affiliated customers	31.7	25.6
Total fee-based processing volumes	59.7	57.0
Average fee-based processing revenue (per MMBtu)	$0.27	$0.17

QEP RESOURCES, INC.
NON-GAAP MEASURES
(Unaudited)

This release contains reference to a non-GAAP measure of earnings per diluted share excluding gains and losses from asset sales, asset impairments, and unrealized gains and losses on derivative contracts.  Management believes earnings per diluted share excluding gains and losses from asset sales, asset impairments, and unrealized gains and losses on derivative contracts is an important measure of the Company’s operational performance relative to other gas and oil producing companies.

The following table calculates earnings per diluted share excluding gains and losses on assets sales and unrealized gains and losses on derivative contracts:

	Three Months Ended March 31,
	2012	2011
	(in millions, except earnings per share)
Net income attributable to QEP Resources	$155.2	$73.2
Exclusion of net gain from assets sales, and unrealized gain on derivative contracts from net income
Net gain from asset sales	(1.5)	-
Income taxes on net gain on asset sales	0.6	-
Unrealized gain on derivative contracts	(128.3)	(31.2)
Income taxes on unrealized gain on derivative contracts	47.7	11.6
After-tax gain from assets sales, and unrealized gain on derivative contracts	(81.5)	(19.6)
Net income attributable to QEP Resources excluding gain from assets sales and unrealized gain on derivative contracts	$73.7	$53.6

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO QEP RESOURCES
Diluted	$0.87	$0.41
Diluted after-tax (gain) loss from asset sales, and unrealized (gain) loss on derivative contracts	(0.46)	(0.11)
Earnings (loss) per diluted share attributable to QEP Resources excluding asset sales, and unrealized (gain) loss on derivative contracts	$0.41	$0.30

Weighted-Average Common Shares Outstanding
Diluted	178.5	178.3

This release also contains reference to a non-GAAP measure of Adjusted EBITDA.  Management defines Adjusted EBITDA as net income before the following items: unrealized gains and losses on derivative contracts, gains and losses from asset sales, interest and other income, income taxes, interest expense, depreciation, depletion, and amortization, abandonment and impairment, and exploration expense.  Management uses Adjusted EBITDA to assess the Company's operating results.  Management believes Adjusted EBITDA is an important measure of the Company's cash flow and liquidity and its ability to incur and service debt, fund capital expenditures and make distributions to shareholders and is an important measure for comparing the Company's financial performance to other gas and oil producing companies.  In addition, Adjusted EBITDA is a part of the Company's debt covenants as defined in its revolving credit agreement.

The following table reconciles QEP Resources’ net income to Adjusted EBITDA:

	Three Months Ended March 31,
	2012	2011
	(in millions)
Net income attributable to QEP Resources	$155.2	$73.2
Net income attributable to noncontrolling interest	0.8	0.6
Net income	156.0	73.8
Unrealized gain on derivative contracts	(128.3)	(31.2)
Net gain from asset sales	(1.5)	-
Interest and other income	(1.7)	(0.6)
Income taxes	88.7	42.7
Interest expense	24.7	22.1
Depreciation, depletion and amortization	199.2	190.8
Abandonment and impairment	6.6	5.4
Exploration	2.0	2.8
Adjusted EBITDA	$345.7	$305.8